Cohu Reports First Quarter 2006 Operating Results

POWAY, Calif., April 20, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $58.3 million for the first quarter ended March 25, 2006 compared to $44.4 million for the first quarter of 2005 and $74.1 million for the fourth quarter of 2005. Net income for the first quarter of 2006 was $3.4 million or $0.15 per share compared to net income of $6.5 million or $0.30 per share for the first quarter of 2005 and net income of $12.3 million or $0.53 per share for the fourth quarter of 2005. Net income for the first quarter of 2005 benefited from an income tax adjustment of approximately $3.0 million, or $0.14 per share.

First quarter 2006 sales of semiconductor test handling equipment accounted for 85% of total sales. Sales of television cameras and related equipment were 6% of sales and metal detection and microwave communications equipment contributed 9% of sales for the same period.

In the first quarter of 2006, Cohu adopted revised Statement of Financial Accounting Standards No. 123, Share-Based Payment, (“FAS 123R”), which requires that share-based compensation be recorded in a company’s financial statements. Historically, this had been identified in the footnote disclosures to our financial statements in accordance with FAS 123. Cohu has implemented FAS 123R using the modified prospective method. Under this method, prior period financial results have not been revised and as a result are not comparative to the 2006 results. Total share-based compensation expense recorded in the first quarter of fiscal 2006 was approximately $805,000. The adoption of FAS 123R in the first quarter of 2006 resulted in a $0.03 reduction in net income per share.

Cohu consolidated orders for the first quarter of 2006, including $14.5 million of orders from our previously announced asset acquisition from Unisys in March 2006, were $76.5 million compared to $71.4 million for the fourth quarter of 2005. Fourth quarter orders included a $9.0 million order for microwave communications equipment that is scheduled to ship over the next eighteen months. First quarter 2006 orders for semiconductor equipment, excluding the acquired Unisys backlog, increased from $51.8 million in the fourth quarter of 2005 to $53.5 million in the first quarter of 2006. Backlog was a record $101.4 million at March 25, 2006 compared to $83.2 million at December 31, 2005. Cohu expects second quarter 2006 sales to be comparable to the first quarter, excluding revenue from our $8.9 million contract with the United Arab Emirates that has been deferred and will be recognized upon customer acceptance.

James A. Donahue, President and Chief Executive Officer, stated, “Semiconductor test handling sales were better than expected, though gross margin in Q1 was impacted by higher than expected costs associated with supporting certain customer test handler applications and a more conservative estimate of future handler support costs. We expect these costs will be lower in Q2.”

Donahue concluded, “The acquisition of patents, other intellectual property and burn-in products in March significantly enhances our proprietary and industry-leading thermal technology.  We believe that our new product offerings, significant portfolio of thermal IP, and increasing requirements for precise temperature control during semiconductor test and burn-in place us in a very strong competitive position. We are excited about potential new business opportunities as a result of the acquisition.”

Certain matters discussed in this release including statements concerning Cohu’s expectations of 2006 operations and performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; inventory write-offs; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, April 20, 2006 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts) (unaudited)	Quarter Ended (1)	Quarter Ended (1)
	March 25, 2006	March 26, 2005
Net sales	$58,251	$44,396
Cost and expenses:
Cost of sales	37,568	26,468
Research and development	7,777	6,680
Selling, general and administrative	9,069	7,307

	54,414	40,455

Income from operations	3,837	3,941
Interest income	1,386	690

Income before income taxes	5,223	4,631
Income tax provision (benefit) (2)	1,800	(1,900)

Net income	$3,423	$6,531

Income per share:
Basic	$0.15	$0.30
Diluted	$0.15	$0.30
Weighted average shares used in computing income per share:
Basic	22,500	21,633
Diluted	23,025	22,108

(1)	The three-month periods ended March 25, 2006 and March 26, 2005 each contain 12 weeks. Total share-based compensation recorded in the first quarter of fiscal 2006 under FAS 123R was approximately $805,000 and is included in cost of sales ($90,000); research and development ($227,000); and selling, general and administrative expense ($488,000). No share-based compensation expense was recorded in the quarter ended March 26, 2005.

(2)	The income tax benefit for the quarter ended March 26, 2005 includes approximately $3.0 million ($0.14 per share) from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)	March 25, 2006	December 31, 2005
Assets:
Current assets:
Cash and investments	$130,905	$138,949
Accounts receivable	56,179	47,156
Inventories	50,449	44,832
Deferred taxes and other	27,495	25,680

	265,028	256,617
Property, plant & equipment, net	33,017	31,780
Goodwill	12,835	9,597
Other assets	10,740	8,983

Total assets	$321,620	$306,977

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$16,048	$13,816
Other current liabilities	42,970	36,506

	59,018	50,322
Deferred taxes and other noncurrent liabilities	6,318	6,530
Stockholders’ equity	256,284	250,125

Total liabilities & stockholders’ equity	$321,620	$306,977

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106